Victory Fund - 10f-3 Certification

Transactions with Affiliated Underwriting Syndicates

Quarter Ending March 31, 2009







For the period ending March 31, 2009, there was one security purchased under the Victory 10f-3 Policy (Investment Company purchases of securities during the existence of an underwriter when an affiliate is a member of the underwriting syndicate). I have attached the details. I have based this certification on communications with the Victory Portfolio Managers.





 April 8, 2009

____________________ ______________



Ken Fox Date

Chief Compliance Officer






Security Characteristics: Trade Details
Trade Date: 3/13/2009
Name of Security: University Hospital Health System
Type of Security: Municipal Security
Name of Fund: Victory Ohio Bond Fund
Fund Account Number: 1046120
Pre Amount: 5,000
Post Amount: 1,500
Total Offering Amount: 175 million
Security Rated by one of the three NRSRO?: Yes
Role of the KeyBank Affiliate?: Syndicate Member
From whom will the purchase be made?: Citigroup
Will the Affiliate benefit directly or indirectly from the transaction?: No
Are the securities a sound investment by the Fund or by the bank in its fiduciary capacity?: Yes